 Moody National REIT II 8-K

Exhibit 10.1

AMENDMENT NO. 1 TO THE SECOND AMENDED AND
RESTATED ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of January 16, 2018, (this “Amendment”) is entered into by and among Moody National REIT II, Inc., a Maryland corporation (the “Company”), Moody National Operating Partnership II, LP, a Delaware limited partnership (the “Operating Partnership”), and Moody National Advisor II, LLC, a Delaware limited liability company (the “Advisor,” and collectively with the Company and the Operating Partnership, the “Parties”).

RECITALS

WHEREAS, the Parties first entered into that certain Advisory Agreement, dated as of January 12, 2015, and effective January 20, 2015, which provided for, among other matters, the management of the Company’s and the Operating Partnership’s day-to-day activities by the Advisor and the Parties subsequently entered into a Second Amended and Restated Advisory Agreement dated June 7, 2017 (together, the “Advisory Agreement”), pursuant to which the Advisor agreed to provide certain services to the Company and the Operating Partnership, and the Company agreed to provide certain compensation to the Advisor in exchange for such service;

WHEREAS, in connection with the Advisor’s paying certain compensation related to sales of the Company’s Shares, the Parties desire to amend the Advisory Agreement to provide for a higher acquisition fee under certain circumstances;

WHEREAS, the initial term of the Advisory Agreement is for a one year term which agreement may be renewed for an unlimited number of successive one year terms; and

WHEREAS, pursuant to Section 15 (Term of the Agreement) of the Advisory Agreement, the Parties desire to amend the Advisory Agreement pursuant to this Amendment in order to renew the term of the Advisory Agreement for an additional one year term.

NOW THEREFORE, the Company, the Operating Partnership and the Advisor hereby modify and amend the Advisory Agreement as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Advisory Agreement.
2.	Amendment to Advisory Agreement.

Section 9(a) is hereby deleted and replaced with the following:

(a)	Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment, exchange, sourcing or origination) of Investments. The total Acquisition Fee payable to the Advisor or its Affiliates shall equal up to 3.85% of (i) the cost of all Investments, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees, or (ii) the amount funded by the Company to acquire or originate a Loan, including Acquisition Expenses related to such Investments and any debt used to fund the acquisition or origination of a Loan and excluding Acquisition Fees and Financing Coordination Fees. The Acquisition Fee consists of (i) a 1.5% base acquisition fee and (ii) up to an additional 2.35% contingent acquisition fee (the “Contingent Advisor Payment”); provided, however, that the first $3,500,000 of aggregate Contingent Advisor Payments (the “Contingent Advisor Payment Holdback”) will be retained by the Company until the date that is one year from the date of this Amendment, at which time such amounts will be paid to the Advisor. The amount of the Contingent Advisor Payment to be paid in connection with the closing of an acquisition will be reviewed on an acquisition-by-acquisition basis and such payment shall not exceed the then-outstanding amounts paid by the Advisor for Dealer Manager Fees, Sales Commissions or stockholder servicing fees as described in the most recent Prospectus at the time of such closing. For these purposes, the amounts paid by the Advisor and considered “outstanding” will be reduced by the amount of the Contingent Advisor Payment previously paid and taking into account the amount of the Contingent Advisor Payment Holdback. The Advisor may waive or defer all or a portion of the Acquisition Fee at any time and from time to time, in the Advisor’s sole discretion. With respect to the acquisition of Real Estate Assets through a Joint Venture, the Acquisition Fee payable by the Company to the Advisor shall be calculated based on the Company’s allocable cost of such Real Estate Assets, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees. The Advisor shall submit an invoice to the Company following the closing or closings of each Investment, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid upon receipt of the invoice by the Company and in accordance with the terms of this Section 9(a).

3.	Renewal of Advisory Agreement. Pursuant to Section 15 of the Advisory Agreement, the Parties hereby renew the term of the Advisory Agreement effective as of January 20, 2018 for an additional one year term ending on January 20, 2019.
4.	Amendment. This Amendment may not be amended or modified except in writing signed by all parties.
5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.
6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

[Signatures appear on next page]

2

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Advisory Agreement to be effective for all purposes as of the date first above written.

Moody National REIT II, Inc.

By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Moody National Operating Partnership II, LP

By:	Moody National REIT II, Inc., its General Partner

	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Moody National Advisor II, LLC

By:	Moody National REIT Sponsor, LLC

	By:	Moody National REIT Sponsor SM, LLC

		By:	/s/ Brett C. Moody
Member

Signature Page to Amendment No. 1 to the Second Amended and Restated Advisory Agreement